Exhibit 99.1
FOR IMMEDIATE RELEASE
KMG CHEMICALS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
GENERAL CHEMICAL’S ELECTRONIC CHEMICALS BUSINESS
Acquisition Target Generated $43 Million in Revenues During 2009
HOUSTON, TX — February 26, 2010 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced that it has entered into a definitive agreement to acquire certain assets of the electronic chemicals business of General Chemical Performance Products, LLC for $25.5 million in cash, which includes an estimated $7.0 million of inventory, and approximately $850,000 of assumed liabilities. The transaction is scheduled to close upon the satisfaction of the closing conditions, including obtaining the necessary operating permits and consents, which should be completed before the end of March. The soon-to-be-acquired business generated approximately $42.7 million in revenues in calendar year 2009. The acquisition is expected to be significantly and progressively accretive to KMG’s earnings in fiscal 2011 and 2012 as the business is integrated into KMG, and as the combined electronic chemicals operational synergies are realized. However, it is anticipated that transaction, closing and integration expenses will result in the acquisition being mildly dilutive to earnings in the second half of fiscal 2010.
KMG will purchase General Chemical’s electronic chemicals business and the majority of the related assets in the transaction. Included in the acquisition is a 48,000 square foot manufacturing facility in Hollister, California, as well as the equipment related to the business at Hollister and at their Bay Point, California facility. The real estate and most employees at Bay Point will be retained by General Chemical. After the closing, General Chemical will operate the Bay Point facility to produce electronic chemicals for KMG under a long-term toll manufacturing agreement. The Hollister and Bay Point facilities complement KMG’s current electronic chemical manufacturing operations in Pueblo, Colorado and Milan, Italy. Upon closing, the acquired business will become part of KMG Electronics Chemicals, Inc., a wholly owned subsidiary of KMG Chemicals, Inc.
The acquisition will be funded with available cash and borrowings on KMG’s revolving credit facility. Although the existing credit facility is sufficient to fund the acquisition, KMG anticipates an expansion of its existing revolving facility before the closing to $50.0 million from the current $35.0 million limit, without any unfavorable change in terms. KMG expects that the purchase price multiple paid for this acquisition will prove to be consistent with its previous acquisitions.

The products to be acquired fit well with KMG’s existing electronic chemicals product line of high purity acids, bases, etchants, and other custom formulated cleaning chemistries for front and back end wafer processing, and include a series of etchants for various thin film applications in the semiconductor device, disk drive and silicon wafer industries. These chemicals are also finding application in the rapidly growing photovoltaic market.
Commenting, Neal Butler, President and CEO of KMG, noted that “This acquisition substantially increases KMG’s share of the U.S. wet process chemicals segment and expands our presence in the Asian markets. The combined operations should yield substantial and enduring operating synergies, and allow us to better serve our customers. For instance, we outsource the manufacture of certain products under an agreement that expires at the end of calendar 2010. Over the remainder of the year, we will transition the manufacturing of those products to our soon-to-be acquired facility in Hollister, which should greatly enhance our economies of scale at that facility.”
Mr. Butler continued, “The effort to improve operational efficiencies with this acquisition will be implemented across calendar year 2010, as we optimize our manufacturing and supply chain operations according to a schedule that is sensitive to the needs of our expanded customer base. Our plan has been to grow our electronic chemicals platform, while maintaining our focus on delivering increased value to our customers. The acquisition of General Chemical’s electronic chemicals business allows us to make significant progress on both those objectives. Moreover, we see further opportunities for growth in electronic chemicals both in North America and Europe. Since the low point in February 2009, global semiconductor sales have been steadily increasing, and KMG’s electronic chemicals sales are now approaching pre-recessionary levels.”
Mr. Butler concluded, “While we anticipate some dilution to earnings in the second half of the fiscal year due to transaction, closing and integration costs, we are anticipating solid results for the last two quarters, and another year of record earnings in 2010 for KMG. This acquisition is a perfect fit for KMG, and clearly demonstrates our commitment to this segment of the electronic chemicals market. As we complete the integration and leverage our combined operating efficiencies in this business over the coming year, we anticipate this acquisition will contribute substantially to earnings.”
About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic, wood treatment, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com

Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com